Exhibit 99

From: Brian Manthey (media)
           414-221-4444

          Colleen F. Henderson, CFA (analysts)

          414-221-2592
          colleen.henderson@wisconsinenergy.com

         July 29, 2010

Wisconsin Energy posts first half and second quarter 2010 earnings

MILWAUKEE - Wisconsin Energy (NYSE: WEC) today reported net income from continuing operations of $216.5 million or $1.83 a share for the first half of 2010. This compares with net income from continuing operations of $204.4 million or $1.73 a share for the first half of 2009. Continuing results exclude the operations of Edison Sault Electric Company, which was sold in May 2010 and is reported in discontinued operations.

For the quarter ended June 30, 2010, the company reported net income from continuing operations of $87.5 million or 74 cents a share - up from $63.0 million or 53 cents a share in the corresponding quarter a year ago.

Wisconsin Energy's second quarter 2010 performance was helped by a return to more normal weather and additional income from the company's Power the Future plan. Reported income from our Power the Future assets increased by 11 cents a share, driven by our $1.2 billion investment in the new Oak Creek generating unit. The unit began commercial service in February 2010.

Second quarter 2010 revenues from continuing operations were $891 million. This compares with revenue of $836 million in the second quarter last year.

Demand for electricity increased across all customer groups as compared to the second quarter of 2009. Residential electricity use rose by 1.7 percent from the second quarter a year ago. Consumption of electricity by large commercial and industrial customers grew by 14.3 percent, while use of electricity by small commercial and industrial customers increased by 4.7 percent.

Excluding the iron ore mines in the Upper Peninsula of Michigan, electricity use by Wisconsin Energy's large commercial and industrial customers rose by 7.1 percent compared to the second quarter last year.

At the end of June, the company was serving 3,400 more electric customers and 4,900 more natural gas customers than a year ago.

"We're clearly seeing growth in the region, and over the past three months, stronger economic activity has been evident across virtually every sector of our customer base," said Gale Klappa, Wisconsin Energy's chairman, president and chief executive officer. "Our Power the Future investments - adding modern, efficient capacity to our generating fleet - are providing real benefits to our customers and our stockholders."

"Our revised earnings guidance for 2010 is in the range of $3.70 to $3.75 a share from continuing operations," Klappa said.

Conference Call

A conference call is scheduled for 1 p.m. Central time on Thursday, July 29, 2010. The presentation will review 2010 second quarter earnings and will discuss the company's outlook for the future.

All interested parties, including stockholders, the news media and the general public, are invited to listen to the presentation. The conference call may be accessed by dialing 888-312-9865 up to 15 minutes before the call begins. International callers may dial 719-457-2656. The confirmation code is 9287145. Access also may be gained through the company's Web site (www.wisconsinenergy.com). Click on the icon for the "Second Quarter 2010 Earnings Release & Conference Call" and select "webcast audio." In conjunction with this earnings announcement, Wisconsin Energy will post on its Web site a package of detailed financial information on its second quarter performance. The materials will be available at 6 a.m. Central time on July 29, 2010. An archive of the presentation will be available on the Web site after the call. A replay of the audio portion of the presentation will be available approximately two hours following the conclusion of the presentation and accessible through Aug. 5, 2010. Domestic callers should dial 888-203-1112. International callers should dial 719-457-0820. The replay confirmation code is 9287145.

Wisconsin Energy Corporation (NYSE: WEC), based in Milwaukee, is one of the nation's premier energy companies, serving more than 1.1 million electric customers in Wisconsin and Michigan's Upper Peninsula and more than 1 million natural gas customers in Wisconsin. The company's principal utility is We Energies. The company's other major subsidiary, We Power, designs, builds and owns electric generating plants.

Wisconsin Energy Corporation (www.wisconsinenergy.com), a component of the

S&P 500, has more than $12 billion of assets, approximately 4,700 employees and 46,000 stockholders of record.

Forward-Looking Statements

Certain statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based upon management's current expectations and are subject to risks and uncertainties that could cause our actual results to differ materially from those contemplated in the statements. Readers are cautioned not to place undue reliance on these statements. Forward-looking statements include, among other things, statements concerning management's expectations and projections regarding earnings. In some cases, forward-looking statements may be identified by reference to a future period or periods or by the use of forward-looking terminology such as "anticipates," "believes," "estimates," "expects," "forecasts," "guidance," "intends," "may," "objectives," "plans," "possible," "potential," "projects," "should" or similar terms or variations of these terms.

Actual results may differ materially from those set forth in forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with these statements, factors that could cause actual results to differ materially from those contemplated in any forward-looking statements include, but are not limited to: unusual weather conditions; catastrophic weather-related or terrorism-related damage; the availability of electric generating facilities; unscheduled generation outages or unplanned maintenance or repairs; unanticipated events causing scheduled generation outages to last longer than expected; unanticipated changes in purchased power costs; unanticipated changes in coal or natural gas prices and supply and transportation availability; the ability to recover fuel and purchased power costs; nonperformance by purchased power or natural gas suppliers under existing contracts; environmental incidents; electric transmission or gas pipeline system constraints; key personnel changes; general economic conditions; timing, resolution and impact of pending and future rate cases and other regulatory decisions; construction risks; obtaining necessary investment capital to implement the company's Power the Future program; adverse interpretation or enforcement of permit conditions by permitting agencies; equity and bond market fluctuations and events in the global credit markets that may affect the availability and cost of capital; the impact of recent and future federal, state and local legislative and regulatory changes; the cost and other effects of legal and administrative proceedings, settlements, investigations, claims and changes in those matters; the investment performance of our pension and other post-retirement benefit trusts; and other factors described under the heading "Factors Affecting Results, Liquidity and Capital Resources" in Management's Discussion and Analysis of Financial Condition and Results of Operations and under the headings "Cautionary Statement Regarding Forward-Looking Information" and "Risk Factors" contained in the company's Form 10-K for the year ended Dec. 31, 2009 and in subsequent reports filed with the Securities and Exchange Commission.

The company expressly disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Tables Follow
WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED INCOME STATEMENTS
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30

	2010	2009	2010	2009

	(Millions of Dollars, Except Per Share Amounts)

Operating Revenues	$890.9	$835.7	$2,139.5	$2,224.1

Operating Expenses
Fuel and purchased power	258.4	252.5	535.8	517.4
Cost of gas sold	95.8	102.0	451.6	604.7
Other operation and maintenance	317.5	304.6	652.9	635.4
Depreciation and Amortization	76.8	85.6	151.2	170.6
Property and revenue taxes	26.3	27.7	52.9	55.4

Total Operating Expenses	774.8	772.4	1,844.4	1,983.5

Amortization of Gain	47.2	55.1	96.6	119.3

Operating Income	163.3	118.4	391.7	359.9

Equity in Earnings of Transmission Affiliate	15.1	14.4	30.3	28.7
Other Income, net	9.7	7.4	15.9	13.8
Interest Expense, net	53.0	39.8	102.4	80.6

Income From Continuing
Operations Before Income Taxes	135.1	100.4	335.5	321.8

Income Taxes	47.6	37.4	119.0	117.4

Income From Continuing Operations	87.5	63.0	216.5	204.4

Income From Discontinued
Operations, Net of Tax	1.2	0.7	1.9	0.8

Net Income	$88.7	$63.7	$218.4	$205.2

Earnings Per Share (Basic)
Continuing operations	$0.75	$0.54	$1.85	$1.75
Discontinued operations	0.01	-	0.02	-

Total Earnings Per Share (Basic)	$0.76	$0.54	$1.87	$1.75

Earnings Per Share (Diluted)
Continuing operations	$0.74	$0.53	$1.83	$1.73
Discontinued operations	0.01	0.01	0.02	0.01

Total Earnings Per Share (Diluted)	$0.75	$0.54	$1.85	$1.74

Weighted Average Common
Shares Outstanding (Millions)
Basic	116.9	116.9	116.9	116.9
Diluted	118.3	117.8	118.3	117.9

Dividends Per Share of Common Stock	$0.40	$0.3375	$0.80	$0.6750

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	(Unaudited)
	June 30, 2010	December 31, 2009

	(Millions of Dollars)
Assets

Net Property, Plant and Equipment	$9,290.0	$9,015.8

Investments
Equity investment in transmission affiliate	323.9	314.6
Other	38.9	44.1

Total Investments	362.8	358.7

Current Assets
Cash and cash equivalents	10.5	20.2
Restricted cash	112.7	194.5
Accounts receivable	317.3	298.7
Accrued revenues	177.2	288.7
Materials, supplies and inventories	390.2	378.1
Regulatory assets	54.4	58.9
Prepayments and other	210.7	290.2

Total Current Assets	1,273.0	1,529.3

Deferred Charges and Other Assets
Regulatory assets	1,143.2	1,180.5
Goodwill	441.9	441.9
Other	182.6	171.7

Total Deferred Charges and Other Assets	1,767.7	1,794.1

Total Assets	$12,693.5	$12,697.9

Capitalization and Liabilities

Capitalization
Common equity	$3,677.1	$3,566.9
Preferred stock of subsidiary	30.4	30.4
Long-term debt	3,942.6	3,875.8

Total Capitalization	7,650.1	7,473.1

Current Liabilities
Long-term debt due currently	493.3	295.7
Short-term debt	520.4	825.1
Accounts payable	270.5	290.6
Regulatory liabilities	121.3	222.8
Other	247.2	259.9

Total Current Liabilities	1,652.7	1,894.1

Deferred Credits and Other Liabilities
Regulatory liabilities	890.7	876.0
Deferred income taxes - long-term	1,039.6	1,017.9
Deferred revenue, net	778.1	739.1
Pension and other benefit obligations	329.4	318.7
Other	352.9	379.0

Total Deferred Credits and Other Liabilities	3,390.7	3,330.7

Total Capitalization and Liabilities	$12,693.5	$12,697.9

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,

	2010	2009

	(Millions of Dollars)
Operating Activities
Net income	$218.4	$205.2
Reconciliation to cash
Depreciation and amortization	157.4	177.8
Contributions to benefit plans	-	(289.3)
Working capital and other	47.9	137.3

Cash Provided by Operating Activities	423.7	231.0

Investing Activities
Capital expenditures	(379.1)	(363.4)
Change in restricted cash	81.8	103.1
Proceeds from asset sales	63.5	14.8
Other investing activities	(41.5)	(59.3)

Cash Used in Investing Activities	(275.3)	(304.8)

Financing Activities
Common stock issued (repurchased), net	(25.7)	(4.2)
Dividends paid on common stock	(93.5)	(78.9)
Change in debt, net	(38.2)	136.1
Other financing activities, net	(0.7)	0.9

Cash (Used in) Provided by Financing Activities	(158.1)	53.9

Change in Cash	(9.7)	(19.9)

Cash at Beginning of Period	20.2	31.7

Cash at End of Period	$10.5	$11.8